Exhibit 2
Form 10-KSB
Reddi Brake Supply Company, Inc.

F I L E D
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
                                                OCT 07 1991

                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                     FRANKLIN CAPITAL, INC.

Pursuant to the applicable provisions of the Nevada Business
Corporations Act, Franklin Capital, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST:    The present name of the Corporation is Franklin
Capital, Inc.

SECOND:   The following amendments to its Articles of
Incorporation were adopted by majority vote of shareholders of the Corporation on October 4, 1991 in the manner prescribed by Nevada law.

          1.   Article IV, is amended as follows:

                           ARTICLE IV

                          CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is: (a) Twenty Five Million (25,000,000) shares, $.0001 par value, which shares shall be designated "Common Stock"; (b) Three Million (3,000,000) shares, no par value, which shares shall be designated "Special Stock;" and (c) Two Million Five Hundred Thousand (2,500,000) shares, $.0001 par value, which shares shall be designated "Preferred Stock" and which Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

     1.   Dividends.     Dividends in cash, property or shares
shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a
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resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

     Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

No dividends shall be paid on Special Stock.

     2. Distribution in Liquidation Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock. No distributions in liquidation shall be made with respect to Special Stock.

     3.   Redemption     The Preferred Stock may be redeemed in
whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

     If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior the issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

     From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders

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thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

     Any purchase by the corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

     4.   Voting Rights; Cumulative Voting   Each outstanding
shares of Common Stock and Special Stock shall be entitled to one vote and each fractional share of Common Stock and Special Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock and Special Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corporation, the laws of Nevada require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

     Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

     5.   Denial of Preemptive Rights   No holder of any shares
of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

     6.   Conversion Rights.  Holders of shares of Preferred
Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock.

     7. Automatic Conversion of Special Shares. Each share of Special Stock shall be automatically converted to one share of Common Stock as, if and to the extent the Corporation and its subsidiaries exceed certain "earnings before interest and taxes" targets by June 30, 1995. If and to the extent the Corporation and its subsidiaries do not exceed such targets by June 30, 1995, the Special Shares which have not become convertible into shares of Common Stock shall thereupon be automatically cancelled. A schedule of the "earnings before interest and taxes" targets as referred to herein shall be attached to each stock certificate representing Special Shares and is on file at the Corporation's offices at 1705 West Garvey Avenue, North, West Covina, California 91790.

     8. The Corporation has effectuated a 1.5 to 1 forward stock split of its shares of common stock outstanding as of October 4, 1991 increasing said shares from 500,000 shares to 750,000 shares. Said reverse split to be effective with the commencement of business on October 7, 1991.

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     THIRD:    The number of shares of the Corporation
outstanding and entitled to vote at the time of the adoption of said amendment was 500,000.

     FOURTH:   The number of shares voted for such amendments was
490,362 and the number voted against such amendment was -0-

DATED this 4th day of October, 1991.

FRANKLIN CAPITAL, INC.

By:_____________________________
Earnest Mathis, Jr.,
President and Secretary




VERIFICATION

STATE OF UTAH       )
                    )    ss.
COUNTY OF SALT LAKE )

     The undersigned being first duly sworn, deposes and states: that the undersigned is the Secretary of Franklin capital, Inc., that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the sole director and stockholders of the Corporation.



______________________________________
                              Earnest Mathis, Jr., Secretary



STATE OF UTAH       )
                    :    ss.
COUNTY OF SALT LAKE )

     Before me the undersigned Notary Public in and for the said County and State, personally appeared Earnest Mathis, Jr. as the President and Secretary of Franklin Capital, Inc., a Nevada corporation, and signed the foregoing Articles of Amendment as his own free and voluntary act and deed pursuant to a corporate resolution for the uses and purposes set forth.

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     IN WITNESS WHEREOF, I have set my hand and seal this 4th day of October, 1991.

                              __________________________
                              NOTARY PUBLIC residing at Salt Lake City
                              My Commission Expires:   Nov. 1, 1993



    S T A T E  O F  N E V A D A   S E C R E T A R Y  O F  S T A T E

     I, FRANKIE SUE DEL PAPA, Secretary of State of the State of

Nevada, do hereby certify that FRANKLIN CAPITAL, INC. did on the

THIRTEENTH day of  JULY, 1990, file in this office the original

Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of

Nevada, and further, that said Articles contain all the

provisions required by the law of said State of Nevada.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada,

this THIRTEENTH day of JULY, A.D. 1990.


                                   ________________________________
                                   Secretary of State



                                   ________________________________
                                   Deputy

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